Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-261476

Pricing Supplement Dated April 5, 2022 (To the Prospectus Dated December 29, 2021 and Prospectus Supplement Dated December 29, 2021)

$2,100,000,000

Senior Medium-Term Notes, Series I

Consisting of

$350,000,000 Floating Rate Senior Medium-Term Notes due 2025

$1,750,000,000 3.450% Senior Medium-Term Notes due 2025

The Bank of Nova Scotia

This is an offering of $350,000,000 aggregate principal amount of our Floating Rate Senior Medium-Term Notes due 2025 (the “2025 Floating Rate Notes”), and $1,750,000,000 aggregate principal amount of our 3.450% Senior Medium-Term Notes due 2025 (the “2025 Fixed Rate Notes” and, together with the 2025 Floating Rate Notes, the “Notes”). We will pay interest on the 2025 Floating Rate Notes at a floating rate equal to Compounded SOFR (as defined in the Prospectus Supplement, as defined herein) plus 0.90%, payable quarterly in arrears on January 11, April 11, July 11 and October 11 of each year, commencing on July 11, 2022 and continuing until April 11, 2025 or the applicable redemption date, subject to the Floating Rate Notes Payment Convention (as defined herein). We will pay interest on the 2025 Fixed Rate Notes semi-annually in arrears on April 11 and October 11 of each year, commencing on October 11, 2022 and continuing until April 11, 2025 or the applicable redemption date, subject to the Fixed Rate Notes Payment Convention (as defined herein). The 2025 Floating Rate Notes will mature on April 11, 2025 and the 2025 Fixed Rate Notes will mature on April 11, 2025. The Notes will be unsecured and unsubordinated obligations of The Bank of Nova Scotia (the “Bank”) and will constitute deposit liabilities of the Bank for purposes of the Bank Act (Canada). We will issue the Notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The Notes will be bail-inable notes (as defined in the accompanying prospectus supplement dated December 29, 2021 (the “Prospectus Supplement”)) and subject to conversion in whole or in part – by means of a transaction or series of transactions and in one or more steps – into common shares of the Bank or any of its affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act (the “CDIC Act”) and to variation or extinguishment in consequence, and subject to the application of the laws of the Province of Ontario and the federal laws of Canada applicable therein in respect of the operation of the CDIC Act with respect to the Notes.

We may redeem the 2025 Fixed Rate Notes as a whole or in part at any time and from time to time prior to maturity at the redemption prices described under the caption “Specific Terms of the Notes—Optional Redemption for the 2025 Fixed Rate Notes” in this pricing supplement. There is no sinking fund for the Notes. All payments on the Notes are subject to our credit risk.

The Notes will not be listed on any securities exchange.

Investing in the Notes involves a number of risks. See “Risk Factors” on page P-8 of this pricing supplement, beginning on page S-2 of the Prospectus Supplement and beginning on page 7 of the accompanying prospectus dated December 29, 2021 (the “Prospectus”).

The Notes are unsecured and are not savings accounts or insured deposits of a bank. The Notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality of Canada or the United States.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

	Per 2025 Floating Rate Note	Total	Per 2025 Fixed Rate Note	Total
Price to public	100.000%	$350,000,000	99.887%	$1,748,022,500
Underwriting discount	0.250%	$875,000	0.250%	$4,375,000
Net proceeds, before expenses, to the Bank (1)	99.750%	$349,125,000	99.637%	$1,743,647,500

(1)	Plus accrued interest, if any, from the start of the initial interest period for the 2025 Floating Rate Notes and from April 12, 2022 for the 2025 Fixed Rate Notes, in each case to date of delivery.

We will deliver the Notes in book-entry only form through the facilities of The Depository Trust Company (“DTC”) (including through its indirect participants Euroclear Bank SA/NV (“Euroclear”) and Clearstream Banking S.A.(“Clearstream”) on or about April 12, 2022.

Joint Book-Running Managers

Scotiabank	Citigroup	Goldman Sachs & Co. LLC	J.P. Morgan

Co-Managers

BNY Mellon Capital Markets, LLC	Desjardins Capital Markets

TERMS OF THE NOTES

We describe the basic features of the Notes in the sections of the Prospectus called “Description of Debt Securities We May Offer” and Prospectus Supplement called “Description of the Notes We May Offer,” subject to and as modified by the provisions described below.

$350,000,000 Floating Rate Senior Medium-Term Notes due 2025

Issuer:	The Bank of Nova Scotia

Issue:	Senior Medium-Term Notes, Series I

Title of Series:	Floating Rate Senior Medium-Term Notes, due April 11, 2025

Ranking:	Senior

Principal Amount:	$350,000,000

Currency:	U.S. Dollars

Minimum Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Pricing Date:	April 5, 2022

Issue Date:	April 12, 2022

Maturity Date:	April 11, 2025

CUSIP / ISIN:	06417X AK7/US06417XAK72

Public Offering Price:	100.000%, plus accrued interest, if any, from the start of the initial Interest Period to the date of delivery.

Fees:	0.250%

Interest Rate:	The interest rate for each Interest Period (as defined below) will be equal to the Base Rate plus the Spread and will in no event be less than 0.000%.

Base Rate:	Compounded SOFR, as defined in, and in accordance with the specific formula described under “Description of the Notes We May Offer—Interest Rates—Floating Rate Notes” in the Prospectus Supplement.

Spread:	+90 basis points

Interest Payment Dates:	Quarterly, on each January 11, April 11, July 11 and October 11, beginning on July 11, 2022 and ending on the Maturity Date or redemption date, subject to the Floating Rate Notes Payment Convention, as described below.

Interest Periods:	Each quarterly period from, and including, an Interest Payment Date (or, in the case of the first Interest Period (a short first Interest Period), commencing on the Issue Date) to, but excluding, the next Interest Payment Date (or, in the case of the final Interest Period, the Maturity Date or redemption date) (each such period, an “Interest Period”), subject to the modified following business day convention described below under “Floating Rate Notes Payment Convention.”

SOFR Interest Payment Determination Date:	The date two U.S. Government Securities Business Days before each Interest Payment Date.

Observation Period:	In respect of each Interest Period, the period from, and including, the date two U.S. Government Securities Business Days preceding the first date in such Interest Period to, but excluding, the date two U.S. Government Securities Business Days preceding the Interest Payment Date for such Interest Period (or in the final Interest Period, preceding the Maturity Date or redemption date).

Floating Rate Notes Payment Convention:	If any Interest Payment Date would otherwise fall on a day that is not a Business Day, then such Interest Payment Date will be the next succeeding Business Day. However, if the next Business Day falls in the next calendar month, then the Interest Payment Date will be advanced to the next preceding day that is a Business Day. If the Maturity Date or redemption date falls on a day that is not a Business Day, we will make the required payment of principal, premium, if any, and interest on the next succeeding Business Day and no interest will be paid in respect of the postponement.

Business Day:	A Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or executive order to close in The City of New York or Toronto, Ontario.

U.S. Government Securities Business Day:	Any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Day Count Fraction:	Actual/360

Redemption at our Option:	Not applicable.

Tax Redemption:	The Bank may redeem the 2025 Floating Rate Notes, in whole but not in part, at a redemption price equal to the principal amount of such 2025 Floating Rate Notes together with accrued and unpaid interest on such 2025 Floating Rate Notes to the date fixed for redemption under the circumstances described in “Description of the Notes We May Offer—Redemption at the Option of the Bank; No Sinking Fund—Tax Redemption” in the Prospectus Supplement.

Canadian Bail-in Powers Acknowledgment:	The 2025 Floating Rate Notes are bail-inable notes. See “Specific Terms of the Notes—Agreement with Respect to the Exercise of Canadian Bail-in Powers” below.

Repayment at Option of Holder:	Not applicable.

Joint Book-Running Managers:	Scotia Capital (USA) Inc., Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC

Calculation Agent:	Computershare Trust Company, N.A.

Clearance and Settlement:	DTC (including through its indirect participants Euroclear and Clearstream, as described under “Legal Ownership and Book-Entry Issuance” in the Prospectus).

Listing:	The 2025 Floating Rate Notes will not be listed on any securities exchange or quotation system.

Terms Incorporated in the Master Note:	All of the terms appearing above on pages P-3 and P-4 under the caption “Terms of the Notes—$350,000,000 Floating Rate Senior Medium-Term Notes due 2025” of this pricing supplement and the applicable terms appearing under the caption “Specific Terms of the Notes” below. The 2025 Floating Rate Notes are part of a series of senior debt securities of the Bank entitled “Senior Medium-Term Notes, Series I.”.

$1,750,000,000 3.450% Senior Medium-Term Notes due 2025

Issuer:	The Bank of Nova Scotia

Issue:	Senior Medium-Term Notes, Series I

Title of Series:	3.450% Senior Medium-Term Notes, due April 11, 2025

Ranking:	Senior

Principal Amount:	$1,750,000,000

Currency:	U.S. Dollars

Minimum Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Pricing Date:	April 5, 2022

Issue Date:	April 12, 2022

Maturity Date:	April 11, 2025

CUSIP / ISIN:	06417X AH4 / US06417XAH44

Public Offering Price:	99.887%, plus accrued interest, if any, from April 12, 2022 to the date of delivery.

Fees:	0.250%

Interest Rate:	For each Interest Period (as defined below), the 2025 Fixed Rate Notes will bear interest at the fixed rate of 3.450% per annum.

Interest Payment Dates:	Semi-annually, on each April 11 and October 11, beginning on October 11, 2022 and ending on the Maturity Date or redemption date, subject to the Fixed Rate Notes Payment Convention, as described below.

Interest Periods:	The 2025 Fixed Rate Notes will bear interest from and including each Interest Payment Date (or in the case of the initial Interest Period (a short first Interest Period), commencing on the Issue Date) to but excluding the following Interest Payment Date (or, in the case of the final Interest Period, the Maturity Date or redemption date) (each such period, an “Interest Period”), subject to the Fixed Rate Notes Payment Convention, as described below.

Fixed Rate Notes Payment Convention:	If any Interest Payment Date, redemption date or the Maturity Date falls on a day that is not a Business Day, the Bank will postpone the making of such interest or principal payment to the next succeeding Business Day, and no additional interest will be paid in respect of the postponement.

Business Day:	A Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or executive order to close in The City of New York or Toronto, Ontario.

Day Count Fraction:	Interest will be computed and paid on a 30/360 basis (based upon a 360-day year of twelve 30-day months).

Redemption at our Option:	The Bank may redeem the 2025 Fixed Rate Notes, at its option, as a whole or in part at any time and from time to time, prior to maturity, after giving not less than 10 nor more than 60 calendar days’ notice to the holders of the 2025 Fixed Rate Notes at a redemption price equal to the greater of (i) 100% of the principal amount of the 2025 Fixed Rate Notes to be redeemed; and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to but excluding the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), with respect to such 2025 Fixed Rate Notes at a rate equal to the sum of the Treasury Rate plus 15 basis points, plus in each case of (i) and (ii), accrued interest thereon to, but excluding, the redemption date. See “Description of the Notes We May Offer—Redemption at the Option of the Bank; No Sinking Fund—Fixed Rate Notes” in the Prospectus Supplement.

Tax Redemption:	The Bank may also redeem the 2025 Fixed Rate Notes, in whole but not in part, at a redemption price equal to the principal amount of such 2025 Fixed Rate Notes together with accrued and unpaid interest on such 2025 Fixed Rate Notes to the date fixed for redemption under the circumstances described in “Description of the Notes We May Offer—Redemption at the Option of the Bank; No Sinking Fund—Tax Redemption” in the Prospectus Supplement.

Canadian Bail-in Powers Acknowledgment:	The 2025 Fixed Rate Notes are bail-inable notes. See “Specific Terms of the Notes—Agreement with Respect to the Exercise of Canadian Bail-in Powers” below.

Repayment at Option of Holder:	Not applicable.

Joint Book-Running Managers:	Scotia Capital (USA) Inc., Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC

Clearance and Settlement:	DTC (including through its indirect participants Euroclear and Clearstream, as described under “Legal Ownership and Book-Entry Issuance” in the Prospectus).

Listing:	The 2025 Fixed Rate Notes will not be listed on any securities exchange or quotation system.

Terms Incorporated in the Master Note:	All of the terms appearing above on pages P-5 and P-6 under the caption “Terms of the Notes—$1,750,000,000 3.450% Senior Medium-Term Notes due 2025” of this pricing supplement and the applicable terms appearing under the caption “Specific Terms of the Notes” below. The 2025 Fixed Rate Notes are part of a series of senior debt securities of the Bank entitled “Senior Medium-Term Notes, Series I.”

RISK FACTORS

An investment in the Notes is subject to the risks described under “Risk Factors” in the Prospectus and the Prospectus Supplement. The Notes are not secured debt. You should carefully consider whether the Notes are suited to your particular circumstances. This pricing supplement should be read together with the Prospectus and the Prospectus Supplement. We urge you to read the information about risks related to the Notes, together with the other information in this pricing supplement and the Prospectus and Prospectus Supplement, before investing in the Notes.

SPECIFIC TERMS OF THE NOTES

Please note that in this section entitled “Specific Terms of the Notes,” references to “holders” mean those who own Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in Notes registered in street name or in Notes issued in book-entry form through DTC or another depositary. Owners of beneficial interests in the Notes should read the section entitled “Legal Ownership and Book-Entry Issuance” in the Prospectus.

The Notes are part of a series of senior debt securities entitled “Senior Medium-Term Notes, Series I,” that we may issue under our senior indenture, dated as of January 22, 2010, between the Bank and Computershare Trust Company of Canada, as Canadian trustee and Computershare Trust Company, N.A., as U.S. trustee, as supplemented by a first supplemental indenture, dated as of November 30, 2018 and by a second supplemental indenture, dated as of December 27, 2021, and as further amended, from time to time (the “indenture”). This pricing supplement summarizes financial and other terms that apply to the Notes. We describe terms that apply generally to all Series I Medium-Term Notes in “Description of the Notes We May Offer” in the Prospectus Supplement and in “Description of the Debt Securities We May Offer” in the Prospectus. The terms described in this pricing supplement should be read in conjunction with those described in the Prospectus and the Prospectus Supplement and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the price to the public and the net proceeds to the Bank on the front cover of this pricing supplement relates only to the initial sale of the Notes. If you have purchased the Notes in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

In addition to the terms described on the front and inside cover of this pricing supplement, the following specific terms will apply to the Notes:

Defeasance

There shall be no defeasance, full or covenant, applicable to the Notes.

Payment at Maturity

At maturity you will receive an amount equal to the principal of your Notes plus any accrued and unpaid interest, subject to the Fixed Rate Notes Payment Convention or the Floating Rates Note Payment Convention, as applicable.

Manner of Payment and Delivery

Any payment on the Notes at maturity will be made to accounts designated by you and approved by us, or at the office of the U.S. trustee in Greenwood Village, Colorado, but only when the Notes are surrendered to the U.S. trustee at that office. We also may make any payment in accordance with the applicable procedures of the depositary.

Floating Rate Notes Interest

The interest rate on the 2025 Floating Rate Notes for each period will be equal to Compounded SOFR plus a spread of 90 basis points. Interest for the 2025 Floating Rate Notes will be payable quarterly in arrears on January 11, April 11, July 11 and October 11, beginning on July 11, 2022 and ending on the Maturity Date or the redemption date, as the case may be, subject to the modified following, adjusted business day convention as described under the section “Terms of the Notes— $350,000,000 Floating Rate Senior Medium-Term Notes due

2025—Floating Rate Notes Payment Convention”.    The interest rate on the 2025 Floating Rate Notes will be calculated as described for SOFR Index notes in the section “Description of the Notes We May Offer—Interest Rates—SOFR Index Notes” in the Prospectus Supplement.

Calculation Agent

Computershare Trust Company, N.A. is currently serving as our calculation agent for the 2025 Floating Rate Notes; however, we may change the calculation agent at any time without notice, and Computershare Trust Company, N.A. may resign as calculation agent at any time upon sixty (60) days’ written notice to the Bank.

Agreement with Respect to the Exercise of Canadian Bail-in Powers

By its acquisition of an interest in any Note, each holder or beneficial owner of that Note is deemed to (i) agree to be bound, in respect of that Note, by the CDIC Act, including the conversion of that Note, in whole or in part – by means of a transaction or series of transactions and in one or more steps – into common shares of the Bank or any of its affiliates under subsection 39.2(2.3) of the CDIC Act and the variation or extinguishment of that Note in consequence, and by the application of the laws of the Province of Ontario and the federal laws of Canada applicable therein in respect of the operation of the CDIC Act with respect to that Note; (ii) attorn and submit to the jurisdiction of the courts in the Province of Ontario with respect to the CDIC Act and those laws; (iii) have represented and warranted to the Bank that the Bank has not directly or indirectly provided financing to the holder for the express purpose of investing in the Note; and (iv) acknowledge and agree that the terms referred to in paragraphs (i) and (ii), above, are binding on that holder or beneficial owner despite any provisions in the indenture or that Note, any other law that governs that Note and any other agreement, arrangement or understanding between that holder or beneficial owner and the Bank with respect to that Note.

Holders and beneficial owners of any Note will have no further rights in respect of that Note to the extent that Note is converted in a bail-in conversion, other than those provided under the bail-in regime, and by its acquisition of an interest in any Note, each holder or beneficial owner of that Note is deemed to irrevocably consent to the converted portion of the principal amount of that Note and any accrued and unpaid interest thereon being deemed paid in full by the Bank by the issuance of common shares of the Bank (or, if applicable, any of its affiliates) upon the occurrence of a bail-in conversion, which bail-in conversion will occur without any further action on the part of that holder or beneficial owner or the trustee; provided that, for the avoidance of doubt, this consent will not limit or otherwise affect any rights that holders or beneficial owners may have under the bail-in regime.

See “Description of the Notes We May Offer—Special Provisions Related to Bail-inable Notes” in the Prospectus Supplement for a description of provisions applicable to the Notes as a result of Canadian bail-in powers.

Optional Redemption for the 2025 Fixed Rate Notes

The 2025 Fixed Rate Notes may be redeemed at any time prior to the applicable maturity date, in whole or in part, at our option, at any time and from time to time on at least 10 days’, but not more than 60 days’, prior notice provided (or otherwise transmitted in accordance with DTC procedures) to each holder of the 2025 Fixed Rate Notes to be redeemed. The redemption price will be calculated by us and will be equal to the greater of (i) 100% of the principal amount of the 2025 Fixed Rate Notes to be redeemed and (ii) the sum of the present values of the Remaining Scheduled Payments (as defined below) discounted to the redemption date, on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury Rate (as defined below) plus 15 basis points. In the case of (i) or (ii), accrued but unpaid interest will be payable to, but excluding, the redemption date.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by the Investment Bank (as defined below) as having an actual or interpolated maturity comparable to the remaining term of the 2025 Fixed Rate Notes to be redeemed.

“Comparable Treasury Price” means, with respect to any redemption date for the 2025 Fixed Rate Notes, (1) the average of the Reference Treasury Dealer Quotations (as defined below) for such redemption date after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the Investment Bank obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such quotations.

“Investment Bank” means Scotia Capital (USA) Inc. or its affiliates or successors, or, if such firm is not willing and able to select the applicable Comparable Treasury Issue, an investment banking institution of national standing appointed by us.

“Reference Treasury Dealer” means the Investment Bank and two other investment banking institutions of national standing or their affiliates which are primary U.S. government securities dealers and their respective successors, as selected by us, provided, however, that if any of them shall cease to be a primary U.S. government securities dealer, we will substitute therefor another primary U.S. government securities dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date for the 2025 Fixed Rate Notes, the average, as determined by the Investment Bank, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Investment Bank by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding such redemption date.

“Remaining Scheduled Payments” means, with respect to the 2025 Fixed Rate Notes to be redeemed, the remaining scheduled payments of principal of and interest on such 2025 Fixed Rate Notes that would be due after the related redemption date through maturity of such 2025 Fixed Rate Notes (not including any portion of payments of interest accrued as of the redemption date). If that redemption date is not an interest payment date with respect to such 2025 Fixed Rate Notes, the amount of the next succeeding scheduled interest payment on such 2025 Fixed Rate Notes will be reduced by the amount of interest accrued on such 2025 Fixed Rate Notes to the applicable redemption date.

“Treasury Rate” means, with respect to any redemption date for the 2025 Fixed Rate Notes, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolation (on a day count basis) of the interpolated Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, as determined by us or the Investment Bank.

See “Description of the Notes We May Offer—Redemption at the Option of the Bank; No Sinking Fund—Fixed Rate Notes” in the Prospectus Supplement.

The Bank may also redeem the 2025 Fixed Rate Notes, in whole but not in part, at a redemption price equal to the principal amount of such Notes together with accrued and unpaid interest on such Notes to the date fixed for redemption under the circumstances described in “Description of the Notes We May Offer—Redemption at the Option of the Bank; No Sinking Fund—Tax Redemption” in the Prospectus Supplement.

ADDITIONAL AMOUNTS

For a discussion regarding “additional amounts”, please see the section “Description of the Notes We May Offer—Payment of Additional Amounts” in the Prospectus Supplement.

CONCURRENT OFFERING

Concurrently with this offering, we are also offering US$1,250,000,000 aggregate principal amount of our 4.588% Fixed Rate Resetting Subordinated Notes due 2037 (Non-Viability Contingent Capital (NVCC)) (subordinated indebtedness) (the “Concurrent Offering”). The Concurrent Offering is being made by means of a separate prospectus supplement and not by means of this pricing supplement. This pricing supplement is not an offer to sell or a solicitation of an offer to buy any securities being offered in the Concurrent Offering. The closing of the Concurrent Offering is not conditioned on the closing of this offering and the closing of this offering is not conditioned on the closing of the Concurrent Offering.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

For a discussion of the material U.S. federal income tax consequences of owning the Notes, please see the section “United States Taxation” in the Prospectus.

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

For a discussion of the Canadian federal income tax consequences of owning the Notes, please see the section “Canadian Taxation” in the Prospectus and the section “Certain Income Tax Consequences – Canadian Taxation” in the Prospectus Supplement.

EMPLOYEE BENEFIT PLAN CONSIDERATIONS

Please see the discussion under the heading “Certain Considerations for ERISA and Other Employee Benefit Plans” in the Prospectus.

CLEARANCE AND SETTLEMENT

The Notes will settle through DTC, and its indirect participants Euroclear and Clearstream. For a description of DTC, Euroclear and Clearstream, see “Legal Ownership and Book-Entry Issuance” in the Prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have entered into a terms agreement, dated April 5, 2022, with the agents pursuant to the Distribution Agreement, dated December 29, 2021, among us and Scotia Capital (USA) Inc. for the purchase and sale of the Notes. We have agreed to sell to each of the agents, and each of the agents has agreed to purchase from us, the principal amount of the Notes shown opposite its name at the public offering price set forth above.

Name	Principal Amount of 2025 Floating Rate Notes	Principal Amount of 2025 Fixed Rate Notes
Scotia Capital (USA) Inc.	$155,750,000	$778,750,000
Citigroup Global Markets Inc.	$63,000,000	$315,000,000
Goldman Sachs & Co. LLC	$63,000,000	$315,000,000
J.P. Morgan Securities LLC	$63,000,000	$315,000,000
BNY Mellon Capital Markets, LLC	$2,625,000	$13,125,000
Desjardins Securities Inc.	$2,625,000	$13,125,000

Total	$350,000,000	$1,750,000,000

The agents may offer the Notes to certain dealers at such respective prices less a concession not in excess of 0.150% of the principal amount per 2025 Floating Rate Note and 0.150% of the principal amount per 2025 Fixed Rate Note.

The agents may allow, and the dealers may reallow, a discount not in excess of 0.100% of the principal amount per 2025 Floating Rate Note and 0.100% of the principal amount per 2025 Fixed Rate Note, to other dealers.

After the initial offering of the Notes, the concession and reallowance discounts on the Notes may change. The offering of the Notes by the agents is subject to receipt and acceptance and subject to the agents’ right to reject any order in whole or in part.

We estimate that the total offering expenses for the Notes, excluding agents’ fees, will be approximately $100,000.

Subject to the terms and conditions of the terms agreement, the agents have agreed to purchase the Notes as principal, for their own account at a purchase price equal to the issue price specified on the front cover of this pricing supplement, less the agents’ fees of 0.250% for the 2025 Floating Rate Notes and 0.250% for the 2025 Fixed Rate Notes. To the extent the agents resell Notes to a broker or dealer less a concession equal to the entire agents’ fees, such broker or dealer may be deemed to be an “underwriter” of the Notes as such term is defined in the Securities Act of 1933, as amended. The agents have advised us that, if they are unable to sell all the Notes at the public offering price, the agents propose to offer the Notes from time to time for sale in negotiated transactions or otherwise, at prices to be determined at the time of sale.

In the future, the agents may repurchase and resell the Notes in market-making transactions. For more information about the plan of distribution, the Distribution Agreement (of which the terms agreement forms a part) and possible market-making activities, see “Supplemental Plan of Distribution” in the Prospectus Supplement. We expect that delivery of the Notes will be made against payment therefor on April 12, 2022, which is the fifth scheduled business day following the trade date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle no later than two business days after the trade date, unless the parties to any such trade expressly agree otherwise at the time of the trade. Accordingly, purchasers who wish to trade Notes on any date more than two business days prior to delivery of the Notes hereunder will be required, by virtue of the fact that the Notes will initially settle in five business days (T+5) to specify alternative settlement arrangements to prevent a failed settlement.

Certain of the Agents may not be U.S. registered broker-dealers and accordingly will not effect any sales within the United States except in compliance with applicable U.S. laws and regulations, including the rules of the Financial Industry Regulatory Authority “FINRA”).

Conflicts of Interest

Because Scotia Capital (USA) Inc. is an affiliate of the Bank and is participating in the distribution of the Notes in this offering as an agent, Scotia Capital (USA) Inc. has a “conflict of interest” as defined in FINRA Rule 5121. Consequently, this offering is being conducted in compliance with FINRA Rule 5121. Scotia Capital (USA) Inc. is not permitted to sell Notes in this offering to accounts over which discretionary control is exercised without the prior specific written authority of the accountholder.

Some of the agents and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the agents and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the agents or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such agents and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such short positions could adversely affect future trading prices of the Notes offered hereby. The agents and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

European Economic Area. This pricing supplement has been prepared on the basis that any offer of Notes in any Member State of the EEA (as defined below) will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of Notes. This pricing supplement is not a prospectus for the purposes of the Prospectus Regulation. Accordingly, any person making or intending to make an offer in that Member State of the EEA of the Notes which are the subject of the offering contemplated in this pricing supplement may only do so to legal entities which are qualified investors as defined in the Prospectus Regulation, provided that no such offer of Notes shall require the Bank or any of the agents to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation, in each case in relation to such offer.

Neither the Bank nor the agents have authorised, nor do they authorise, the making of any offer of Notes in a Member State of the EEA to any legal entity which is not a qualified investor as defined in the Prospectus Regulation. Neither the Bank nor the agents have authorised, nor do they authorise, the making of any offer of Notes in a Member State of the EEA through any financial intermediary, other than offers made by the agents, which constitute the final placement of the Notes contemplated in this pricing supplement.

The expression “Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended).

PROHIBITION OF SALES TO EEA RETAIL INVESTORS. The Notes are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any retail investor in the European Economic Area (“EEA”). For these purposes, the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, and a “retail investor” means a person who is one (or more) of: (a) a retail client, as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (b) a customer, within the meaning of Directive 2016/97/EU, as amended (the “IDD”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (c) not a qualified investor as defined in the Prospectus Regulation. Consequently, no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared, and therefore, offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Each person in the EEA who receives any communication in respect of, or who acquires any Notes under, the offers to the public contemplated in this pricing supplement, or to whom the Notes are otherwise made available, will be deemed to have represented, warranted, acknowledged and agreed to and with each agent and the Bank that it and any person on whose behalf it acquires Notes is: (1) a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation; and (2) not a “retail investor” (as defined above).

United Kingdom. This pricing supplement has been prepared on the basis that any offer of Notes in the UK (as defined below) will be made pursuant to an exemption under the UK Prospectus Regulation and the FSMA from the requirement to publish a prospectus for offers of Notes. This pricing supplement is not a prospectus for the purposes of the UK Prospectus Regulation. Accordingly, any person making or intending to make an offer in the UK of Notes which are the subject of the offering contemplated in this pricing supplement may only do so to legal entities which are qualified investors as defined in the UK Prospectus Regulation, provided that no such offer of Notes shall require the Bank or any of the agents to publish a prospectus pursuant to Article 3 of the UK Prospectus Regulation or section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation, in each case in relation to such offer.

Neither the Bank nor the agents have authorised, nor do they authorise, the making of any offer of Notes in the UK to any legal entity which is not a qualified investor as defined in the UK Prospectus Regulation. Neither the Bank nor the agents have authorised, nor do they authorise, the making of any offer of Notes in the UK through any financial intermediary, other than offers made by the agents, which constitute the final placement of the Notes contemplated in this pricing supplement.

The expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as amended, as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended, the “EUWA”) and the expression “FSMA” means the Financial Services and Markets Act 2000 (as amended).

PROHIBITION OF SALES TO UK RETAIL INVESTORS. The Notes are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the EUWA; or (ii) a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement the IDD, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the UK Prospectus Regulation. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended) as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

Each person in the UK who receives any communication in respect of, or who acquires any Notes under, the offers to the public contemplated in this pricing supplement, or to whom the Notes are otherwise made available, will be deemed to have represented, warranted, acknowledged and agreed to and with each agent and the Bank that it and any person on whose behalf it acquires Notes is: (1) a “qualified investor” within the meaning of Article 2(e) of the UK Prospectus Regulation; and (2) not a “retail investor” (as defined above).

This pricing supplement is only being distributed to persons: (i) that have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”); (ii) who fall within Article 49(2)(a) to (d) of the Order; (iii) who are outside the United Kingdom; or (iv) to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This pricing supplement is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this pricing supplement relates is available only to relevant persons and will be engaged in only with relevant persons.

Hong Kong. The Notes may not be offered or sold in Hong Kong by means of any document other than (a) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (b) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (c) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Singapore. This pricing supplement and the Prospectus and Prospectus Supplement have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement, the Prospectus and Prospectus Supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (a) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (b) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for six months after that corporation has acquired the Notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) or Section 276(4)(i)(B) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Notification under Section 309B(1)(c) of the SFA. The Bank has determined that the Notes are (a) prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and (b) Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Japan. The Notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the Notes nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

VALIDITY OF NOTES

The validity of the Notes will be passed upon for us by Shearman & Sterling LLP, Toronto, Ontario, as to matters of the federal law of the United States and New York law, and by Osler, Hoskin & Harcourt LLP, Toronto, Ontario, as to matters of Canadian law and applicable matters of Ontario law. The agents have been represented by Mayer Brown LLP, New York, New York as to matters of the federal law of the United States and New York law.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

You should read this pricing supplement, together with the documents listed below, which together contain the terms of the Notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

•	Series I MTN Prospectus Supplement dated December 29, 2021:

https://www.sec.gov/Archives/edgar/data/9631/000119312521368647/d222521d424b3.htm

•	Prospectus dated December 29, 2021:

https://www.sec.gov/Archives/edgar/data/9631/000119312521368646/d240752d424b3.htm

Our Central Index Key, or CIK, on the SEC Website is 0000009631.